Exhibit 10.18
WILLIS NORTH AMERICA INC.
Sublandlord
and
ENVOY CORPORATION
Subtenant

SUBLEASE

As of December 31, 2000

 i

SUBLEASE
          THIS SUBLEASE AGREEMENT (as the same may be amended or otherwise modified from time to time, this “Sublease”) is made as of December 31, 2000 by and between WILLIS NORTH AMERICA INC., a Delaware corporation (“Sublandlord”), and ENVOY CORPORATION, a Delaware corporation (“Subtenant”).
WITNESSETH:
          WHEREAS, pursuant to that certain Lease, dated December 26, 1995, between Willis Corroon Corporation of Tennessee, predecessor in interest to Shorenstein Realty Investors Two, L.P., a California limited partnership (“Prime Landlord”), and Sublandlord (formerly known as Willis Corroon Corporation), Sublandlord leased from Prime Landlord certain space in the building (the “Building”) known as 26 Century Boulevard, Nashville, Tennessee, which Building is constructed on the real property more particularly described on EXHIBIT A attached hereto, and which Lease was amended by (i) a First Amendment to Lease, dated October 31, 1996, pursuant to which, among other matters, certain additional premises on the Colonnade Level of the Building were added to the Lease for a term of approximately five (5) years, with an option to extend the term with respect to such premises for an additional five (5) years, (ii) a Second Amendment to Lease, dated May 27, 1998, pursuant to which certain storage premises on the Colonnade Level of the Building were added to the premises under the Lease for a term expiring on December 28, 2000, (iii) a Third Amendment to Lease, dated November 23, 1998, pursuant to which certain premises on the Colonnade Level of the Building were added to the premises under the Lease for a term expiring on December 28, 2000, (iv) a Fourth Amendment to Lease dated March 6, 1999 (which, but for a typographical error, would have been dated as of March 6, 2000) relating to parking, and (v) a Fifth Amendment to Lease dated as of February ___, 2001 relating to the extension of the term of the Lease with respect to certain storage space and certain temporary space previously leased to Sublandlord pursuant to the aforementioned Second Amendment to Lease and Third Amendment to Lease, and the Lease, as so amended, and as the same may further be amended or otherwise modified from time to time, is referred to herein as the “Prime Lease;”
          WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the following space (the “Premises”) in the Building: 33061 rentable square feet on the Fifth Floor-South as more particularly shown on EXHIBIT B-1 attached hereto; 33 770 rentable square feet on the Sixth Floor-South as more particularly shown on EXHIBIT B-2 attached hereto; and 32,147 rentable square feet on the Colonnade Level consisting of the entire 42,500 rentable square feet on the Colonnade Level of the Building (exclusive of the portion of the Conference Space located thereon) leased by Sublandlord from Prime Landlord, and which consists of the entire South Colonnade Level and a portion of the North Colonnade Level (including a portion of the Willis Information Service space located in the North and South Colonnade Levels and which portion consists of 9,059 rentable square feet (the “Data Center”)) less the following space: the Lanier Room (2,300 rentable square feet) (the “Lanier Room”);

the Travel Office (1,907 rentable square feet); the Phone Room (1,500 rentable square feet) (the “Phone Room”); the Mail Room (1,081 rentable square feet); the Sky Harbor Space (1,018 rentable square feet); the ISPC Room (965 rentable square feet); the Conference Center Storage (982 rentable square feet); the Print Shop Office (400 rentable square feet); and the Lab Room (200 rentable square feet) (the “Lab Room”), which entire area of the Colonnade Level leased to Sublandlord, the Data Center and each of the aforesaid areas excluded-from the Premises are more particularly shown (and labeled) on EXHIBIT B-3 attached hereto;
          WHEREAS, by agreement of the parties, the Premises consists of 98,978 rentable square feet of space; and
          WHEREAS, the obligations of Subtenant under this Sublease are guaranteed by WebMD Corporation, a Delaware corporation’(“Guarantor”), pursuant to a Guaranty of even date herewith made by the Guarantor to and in favor of Sublandlord (as the same may be amended or otherwise modified from time to time, the “Guaranty”).
          NOW, THEREFORE, upon and subject to the terms and conditions of this Sublease, and in consideration of the premises and the mutual agreements hereinafter set forth, Sublandlord and Subtenant, for themselves, their heirs, executors, legal representatives, successors and assigns, hereby covenant and agree as follows.
SECTION 1
TERM
          (a) Premises; Sublease Term. On the terms and conditions hereinafter set forth, Sublandlord hereby subleases the Premises to Subtenant and Subtenant hereby subleases the Premises from Sublandlord. The term of this Sublease (the “Term”) shall commence on the date (the “Commencement Date”) which is the later to occur of (i) the day that Prime Landlord consents to this Sublease as provided in Section 11(g), and (ii) June 11, 2001, and shall expire at 11:59 p.m. on December 28, 2010, or such earlier date upon which the Term may expire or be terminated as provided in this Sublease. Sublandlord shall, subject to the rights of Magnelek as set forth in Section 1(b) hereof, use reasonable efforts to vacate the entire Premises on or before June 11, 2001 and deliver the same to Subtenant on the Commencement Date in the condition required by Section 4(a) hereof; provided, however, subject only to delays caused by force majeure events, if Sublandlord is unable to deliver any portion of the Premises, other than the Magnetek DC Space, in the manner provided herein by (i) June 25, 2001 then, for each day thereafter until such portion of the Premises is delivered to Subtenant in the manner provided herein, but not later than July 11, 2001, Subtenant shall receive a credit to be applied against Base Rent and Additional Rent due thereunder equal to the then per diem Base Rent (on a per square foot basis and based on the agreed number of square feet contained in the Premises, hereafter the “Per Diem Square Foot Base Rent”) multiplied by the number of rentable square feet contained in the portion of the Premises not so delivered by such date, (ii) July 11, 2001 then, for each day thereafter until such portion of the Premises is delivered to Subtenant in the manner provided herein, but no later than July 25, 2001, Subtenant shall receive an additional credit to be applied against Base Rent and Additional Rent due hereunder equal to two (2) times the Per Diem Square Foot Base Rent multiplied by the number of rentable square feet contained in the portion of the Premises not so delivered by such date, (iii) July 25, 2001 then, for each day thereafter until such portion of the Premises is delivered to Subtenant in the manner provided herein, Subtenant shall receive an additional credit to be applied against Base Rent and Additional Rent due hereunder equal to four (4) times the Per Diem Square Foot Base Rent multiplied by the number of rentable square feet contained in the portion of the Premises not so delivered by such date. Notwithstanding the foregoing, if Sublandlord has not delivered the entire Colonnade Level portion of the Premises to Subtenant on or before June 11, 2001, then, provided Prime Landlord has consented to this Sublease, from and after June 11, 2001, Subtenant may jointly occupy such Colonnade Level portion of the Premises, each party utilizing good faith efforts not to interfere with the other party’s business, and to the extent Subtenant is able to conduct that portion of its business that it intended to so conduct from such Colonnade Level portion of the Premises, the aforementioned penalties shall be inapplicable to the area so utilized by Subtenant on a joint basis with Sublandlord. Without limiting Subtenant’s rights pursuant to the foregoing, Sublandlord agrees that, subject only to delays caused by force majeure events, in no event shall Sublandlord deliver the entire Premises to Subtenant later than July 25, 2001, and Sublandlord’s obligation to so deliver the Premises by such date (except to the extent such delays are caused by force majeure events) shall be enforceable, at Subtenant’s option, by specific performance. In addition, if Sublandlord has not delivered substantially all of the Premises to Subtenant in the manner required hereby by July 25, 2001 such that Subtenant can conduct its business as intended, Subtenant may terminate this Sublease within sixty (60) days thereafter, but no later than the date upon which such Premises is so delivered. The foregoing shall be Subtenant’s sole remedy arising out of Sublandlord’s failure to timely deliver all or any portion of the Premises in a timely manner, except that if Subtenant terminates this Sublease as provided in this SECTION, Subtenant shall be entitled to actual damages, but not consequential damages, arising from such failure of Sublandlord to so timely deliver the Premises. In no event shall the Term of this Sublease be extended by reason of any such delay.
          (b) Magnetek DC Space. A portion of the Premises (the “Magnetek DC Space”) consists of that portion of the “Data Center” on the Colonnade Level which is presently occupied by MagneTek Inc. (“Magnetek”) pursuant to the terms of an Amended and Restated Facility Agreement between Magnetek and Sublandlord, which Magnetek DC Space is more particularly shown (and labeled) on EXHIBIT B-4 attached hereto. Until such time as Magnetek vacates the Magnetek DC Space, Subtenant shall Coexist (as hereinafter defined) in the Data Center with Magnetek. Sublandlord shall, however, use good faith efforts to cause Magnetek to vacate the Magnetek DC Space in a timely fashion. Sublandlord shall have no liability to Subtenant in the event that Magnetek fails to vacate all or a portion of said Magnetek DC Space on or after the Commencement Date. Base Rent and Additional Rent payable on account of the Magnetek DC Space shall fully abate until Magnetek vacates the Magnetek DC Space and if, as and when Magnetek vacates the Magnetek DC Space, such space shall become part of the Premises and such abatement shall terminate. The Magnetek DC Space contains approximately 2,444 rentable square feet; accordingly, the per diem abatement to Base Rent during the first twelve (12) months of the Term is $134 and such abatement to Base Rent shall thereafter be adjusted accordingly. For the purposes hereof, the term “Coexist” shall mean the joint occupancy by the parties entitled to Coexist from time to time as expressly provided herein (each, a “Permitted Party”) within the Magnetek DC Space or the Shared Office Area (as hereinafter defined), as applicable without such areas being separately demised. Notwithstanding anything in this Sublease to the contrary, until exclusive possession of the Magnetek DC Space is provided to Subtenant (i) the definition of “Premises” under Sections 2(c), 5(b), 6(a) and 6(b) of the Sublease shall exclude the Magnetek DC Space, except to the extent such cost, expense or obligation arises out of Subtenant’s shared use of the Magnetek DC Space, (ii) each Permitted Party shall use commercially reasonable good faith efforts to minimize any interference with-the personal property, employees and business operations of each other Permitted Party, (iii) each Permitted Party shall have access to the Data Center by means of a card key system, (iv) card keys to all shared areas will be issued on an as needed basis to employees of the Permitted Parties and to their integration subcontractors, so as to limit access to those regularly requiring access to the Data Center, (v) each Permitted Party shall keep written records of those individuals to whom card keys are issued that permit access to the Data Center, and (vi) a valid card key holder must accompany any Person authorized to enter the shared Data Center areas by a Permitted Party, and each Permitted Party shall have the right to demand proof of such authorization to so enter the shared areas, and upon failure to receive such proof, such person seeking access to the area may be denied access thereto (regardless of possession of a card key). The card key system within the Data Center and Shared Office Area shall be maintained by Sublandlord until the Commencement Date, and the necessary card keys shall be supplied by Sublandlord until the Commencement Date, provided, however, that the cost of such card keys supplied to Subtenant shall be paid by Subtenant within ten (10) days of receiving a statement for such expenses. Thereafter, subject to the obligations of Prime Landlord under the Prime Lease, Subtenant shall, at its sole cost and expense, segregate and maintain the card key system serving the Premises. The parties shall use good faith efforts to resolve all differences, problems and disagreements regarding the areas as to which they Coexist without legal intervention. However, if such dispute is not resolved within three (3) Business Days, the Permitted Parties may exercise any right or remedy at law or equity, provided that neither party shall be permitted to receive consequential damages with respect to any such claim.
          (c) Pre-Possession Access.
               (i) From and after the execution and delivery of this Sublease and prior to the Commencement Date, Subtenant and its architect, contractors, designers and agents shall be granted access to the Premises during the hours of 8 00 a.m. to 5:30 p.m. on Business Days for the purposes of taking measurements and for planning and determining the utilization and design of the Premises, and during such access period Subtenant shall not interfere with Sublandlord’s business operations within or without the Premises.

               (ii) From and after the date that is five (5) Business Days following the later to occur of (x) the execution and delivery of this Sublease, (y) the receipt of Prime Landlord’s consent to this Sublease, and (z) the delivery of the Letter of Credit pursuant to Section 12(a) of this Sublease (such date, the “Early Occupancy Date”), and prior to the Commencement Date, Subtenant shall be granted non-exclusive access to and shall Coexist with Sublandlord in, (A) three (3) offices (the “Shared Offices”) located on the Colonnade South Level adjacent to the Halon Room, which Shared Offices are more particularly shown on EXHIBIT B-4 attached hereto and are labeled as such, and (B) a certain area containing cubicle space (the “Shared Cubicles”; the Shared Offices and Shared Cubicles are collectively, the “Shared Office Area”) located within the Data Center, which Shared Cubicles are more particularly shown on EXHIBIT B-4 attached hereto and are labeled as such. The access granted pursuant to this clause (ii) shall be conditioned upon same not interfering with Sublandlord’s business operations within or without the Premises. The foregoing access shall be for the purpose of Subtenant’s installation of its telecom equipment in such Shared Office Area. Access to the Shared Office Area shall be allowed from the Atrium and delivery hallway and from the North Tower elevators by means of card keys only.
               (iii) From and after the Early Occupancy Date, Subtenant shall be permitted to utilize a portion of the Premises for the staging and installation of its information systems equipment provided that same does not interfere with Sublandlord’s business operations within or without the Premises, and during any such period that Subtenant utilizes such portion of the Premises, Subtenant and Sublandlord shall Coexist.
               (iv) Subtenant’s right to occupy the Premises pursuant to clauses (i), (ii), and (iii) above shall cease upon the expiration or earlier termination of this Sublease. Any occupancy by Subtenant pursuant to the preceding clauses (i), (ii) and (iii) shall be upon all of the terms and conditions of this Sublease, except that Subtenant shall not be required to pay Base Rent or Additional Rent (on account of Operating Expenses, utilities and Real Estate Taxes) for any period prior to July 25, 2001.
          (d) Equipment. The subletting of the Premises to Subtenant pursuant to this Sublease shall include, to the extent not previously referenced in this Sublease, the right to use the following existing equipment located in the Data Center: the raised flooring, interior partitions, tape vault and tape racks, which shall be accepted by Subtenant on the Commencement Date in their “As-Is” condition, and Subtenant shall be obligated to take good care of same and make all repairs to same such that same shall be returned to Sublandlord at the expiration or earlier termination of the Term in the same condition as same were delivered to Subtenant, reasonable wear and tear and damage by casualty or condemnation for which Subtenant is not liable hereunder excepted.
SECTION 2
RENT AND ADDITIONAL RENT
          (a) Base Rent. In accordance with the following schedule, Subtenant shall pay to Sublandlord, without notice or demand, and without set-off, deduction,

abatement or offset (except as otherwise expressly provided in this Sublease), for each calendar year or part thereof during the Term, annual base rent per annum (“Base Rent”), payable in equal monthly installments in advance on the first day of each and every calendar month (or portion thereof), commencing on July 25, 2001, prorated for any partial month based upon the actual number of days in such month:

Period	Monthly Base Rent	Annual Base Rent
7/25/01 - 5/31/02	$164,551.00	$1,974,612.00
6/1/02 - 5/31/03	$168,912.00	$2,026,944.00
6/1/03 - 5/31/04	$173,388.00	$2,080,656.00
6/1/04 - 5/31/05	$177,983.00	$2,135,796.00
6/1/05 - 5/31/06	$182,700.00	$2,192,400.00
6/1/06 - 5/31/07	$187,542.00	$2,250,504.00
6/1/07 - 5/31/08	$192,512.00	$2,310,144.00
6/1/08 - 5/31/09	$197,614.00	$2,371,368.00
6/1/09 - 5/31/10	$202,851.00	$2,434,212.00
6/1/10 - 12/28/10	$208,227.00	$2,498,724.00
          (b) Advance Base Rent Payment. Upon Subtenant’s execution and delivery of this Sublease to Sublandlord for Sublandlord’s execution, Subtenant shall pay to Sublandlord an amount equal to the first full monthly installment of Base Rent ($164,551.00) due under this Sublease and provided Subtenant is not then in default hereunder, Sublandlord will apply such amount to such Base Rent due hereunder.
          (c) Additional Rent.
               (i) In addition to paying the Base Rent and any other sums which Subtenant may be obligated to pay under this Sublease, Subtenant shall pay to Sublandlord, without notice or demand, and without set-off, deduction, abatement or offset, as additional rent (x) Subtenant’s “Percentage Share” (which shall, for the purposes of this Sublease only, be 36.42% and shall be recalculated from time to time, if necessary, and is equal to the quotient (expressed as a percentage) of a fraction, the numerator of which shall be the agreed upon rentable square footage of the Premises and the denominator of which shall be the total rentable area of the Demised Premises (as defined in the Prime Lease) used to calculate increases in Operating Expense Office Additional Rent and Real Estate Tax Office Additional Rent under the Prime Lease) of any increases in the total amount of each of the Operating Expense Office Additional Rent and Real Estate Tax Office Additional Rent (as such terms are defined in the Prime Lease) payable by Sublandlord to Prime Landlord in any calendar year over the total respective amount of each of the Operating Expense Office Additional Rent and Real Estate Tax Office Additional Rent (as such terms are defined in the Prime Lease) payable by Sublandlord to Prime Landlord for the 2001 calendar year in accordance with Sections

2.2 and 2.3 of the Prime Lease, such amounts to be appropriately prorated for any partial calendar-year thereafter, (y) without duplication, all “Subtenant Surcharges” (as defined below) and (z) without duplication, any and all other charges imposed upon Sublandlord, as tenant, under the Prime Lease that are attributable to the Premises and/or Subtenant’s use or occupancy thereof (other than the payment of any amounts on account of “Fixed Rent” due under Section 2.1.1 of the Prime Lease, which obligations of Sublandlord (as tenant) under the Prime Lease shall not be incorporated herein or be payable by Subtenant) on the same terms and conditions as provided for in the Prime Lease, and Subtenant shall pay such charges to Sublandlord as such charges are billed to Sublandlord (as tenant) under the Prime Lease and, if time reasonably allows, at least ten (10) days prior to the date such amounts are due to Prime Landlord (the foregoing amounts, together with all other sums (other than “Fixed Rent” due tinder Section 2.1.1 of the Prime Lease) which are or may become due and owing by Subtenant under this Sublease, are hereinafter referred to as “Additional Rent”). Subtenant shall make any and all such payments directly to Sublandlord or such other persons as Sublandlord may from time to time direct.
               (ii) No later than July 25, 2001, Sublandlord (at its sole cost and expense) shall cause the Premises (including Subtenant’s usage of the Data Center) to be submetered utilizing one or more meters (at the sole discretion of Sublandlord). If for any reason either Sublandlord or Magnetek Coexist with Subtenant in the Data Center after July 25, 2001, the parties will agree on an appropriate credit for Subtenant for electricity used by parties other than Subtenant and measured by Subtenant’s electrical meter. Thereafter, Subtenant shall be responsible for the maintenance of such submeters and shall, on a monthly basis, pay Sublandlord for Subtenant’s electric usage, with the rates charged to Subtenant to be the rates paid by Sublandlord; provided, however, that Subtenant shall receive a credit against such obligation in an amount equal to the Base Electricity Amount.
               (iii) “Subtenant Surcharges” shall mean any and all amounts (other than “Fixed Rent” payable pursuant to Section 2.1.1 of the Prime Lease and the amounts described in Sections 2(c)(i)(x) and (z) of this Sublease) which, by the terms of the Prime Lease, become due and payable by Sublandlord to Prime Landlord as additional rent thereunder or otherwise and which would not have been due and payable but for the acts, requests for services and/or failure to act of Subtenant, its agents, officers, contractors, invitees, employees or visitors under this Sublease or in any way relating to the Premises including, but not limited to (i) any increase in insurance premiums as may be stated in the Prime Lease attributable to Subtenant’s use of or acts or omissions in the Premises; (ii) any fee imposed by Sublandlord or Prime Landlord for the review of Subtenant’s plans and specifications for the Premises; (iii) any fees for any special or after hours services provided to Subtenant or in connection with Subtenant’s use of the Premises, even if such special or after hours services also benefit space other than the Premises; (iv) the cost of any additional services provided to the Premises or arising from Subtenant’s use and occupancy of the Premises; and (v) any other sums which shall be payable to Prime Landlord pursuant to the Prime Lease with respect to the Premises or any part thereof.

          (d) Reconciliation.
               (i) Within a reasonable time after receipt by Sublandlord of any statement or written demand from Prime Landlord, which includes demand for payment of any amounts payable hereunder as Subtenant Surcharges, Sublandlord shall deliver to Subtenant a copy of such statement or demand. Subtenant shall pay to Sublandlord the amount of such Subtenant Surcharges within five (5) business days after Subtenant’s receipt of such statement or demand; provided, however, that in any instance in which Subtenant shall receive any such statement or demand directly from Prime Landlord, Subtenant shall pay the amount of the same directly to Prime Landlord. Sublandlord agrees that if Subtenant pays the amount due directly to Prime Landlord, in accordance with the preceding sentence, any obligation of Subtenant to pay the same to Sublandlord shall be satisfied by the payment to Prime Landlord.
               (ii) Payments shall be made pursuant to this Section 2(d) notwithstanding the fact that the statement to be provided by Sublandlord is furnished to Subtenant after the expiration of the Term of this Sublease and notwithstanding the fact that by its terms this Sublease shall have expired or have been cancelled or terminated so long as the amount due was on account of periods prior to such expiration or termination.
               (iii) Within a reasonable time after the receipt by Sublandlord from Prime Landlord of any statement of real estate taxes, insurance premiums or electricity or other utility expenses due or any other change in the additional rent under the Prime Lease (but in each case only to the extent such statement will result in a change in the amounts due under this Sublease), Sublandlord will furnish Subtenant with a copy of such statement and copies of any additional related material received by Sublandlord from Prime Landlord in connection therewith.
               (iv) If Sublandlord shall receive from Prime Landlord any refund of any amounts in respect of which Subtenant shall have paid Additional Rent to Sublandlord or Prime Landlord under the provisions of this Section, Sublandlord shall retain out of such refund the costs and expenses, if any, of obtaining such refund, including but not limited to reasonable attorneys’ fees and disbursements, and shall then pay to Subtenant, within ten (10) days after receipt of such refund by Sublandlord, the portion of the remainder of such refund which is equitably attributable to amounts paid by Subtenant as Additional Rent hereunder.
          (e) Non-Payment of Additional Rent. In the event of non-payment of Additional Rent, Sublandlord shall have all the rights and remedies with respect thereto as are herein provided for in case of nonpayment of the Base Rent reserved hereunder.
          (f) Late Charge. If Subtenant fails to pay in full when due any installment of Base Rent, Additional Rent, or any other amount and such failure continues for five (5) days after the applicable due date, then, in addition to the amount due, Subtenant shall pay to Sublandlord a late charge of five percent (5%) on the sum due. If Subtenant shall fail to pay any installment of Base Rent or any amount of

Additional Rent within ten (10) days after it becomes due, Subtenant will pay to Sublandlord, in addition to such installment of Base Rent or amount of Additional rent, as the case may be, as Additional Rent, interest on the overdue amount at a per annum rate equal to the Prime Lending Rate plus three (3%) percent. Such interest and late charge shall be due on demand. Such interest and late charge are intended to reasonably compensate Sublandlord for additional expenses by reason of Subtenant’s default and are not intended to be a penalty. Payment of such late charge and interest shall not be deemed a cure of the applicable default. “Prime Lending Rate” shall mean the “Prime Rate” reported by The Wall Street Journal (Eastern Edition) from time to time; provided, however, if at any time more than one Prime Rate is reported by The Wall Street Journal, the Prime Lending Rate shall mean the rate which Citigroup announces from time to time as its prime lending rate, in effect from time to time. The Prime Lending Rate shall change as of the date of each change in the Prime Rate. If, The Wall Street Journal no longer publishes a “Prime Rate”, the Prime Lending Rate shall mean the rate which Citigroup announces from time to time as its prime lending rate, in effect from time to time.
          (g) Payment. Base Rent, Additional Rent, Subtenant Surcharges and all other sums payable to Subtenant under this Sublease (sometimes herein referred to, collectively, as “Rent”), shall be paid to Sublandlord in lawful money of the United States of America (i) by good check, subject to collection, drawn on a bank which is a member of The New York Clearinghouse Association (the “NYCA”), to the following address:
Willis North America Inc.
25 Century Boulevard
Nashville, TN 37214
Attention: Derrick Coggin, Treasurer
or (ii) by federal wire transfer from a bank which is a member of the NYCA in accordance with Sublandlord’s wiring instructions to be furnished to Subtenant upon Subtenant’s request therefor, or to such other party or address as Sublandlord may designate by notice to Subtenant. Sublandlord’s acceptance of late Rent payments shall not excuse such delay nor any future delays in payment nor constitute a waiver of rights, notwithstanding any endorsement or restriction that Subtenant may include with such payment. Any payments to be made by Subtenant pursuant to this Sublease shall be made notwithstanding the fact that the statement to be provided by Sublandlord is furnished to Subtenant after the expiration of the Term of this Sublease and notwithstanding the fact that by its terms this Sublease shall have expired or have been cancelled or terminated so long as the amount due was on account of periods prior to such expiration or termination.
          (h) Earlier Commencement Date. Notwithstanding anything in this Sublease to the contrary, if Sublandlord has delivered to Subtenant substantially all of the Premises, including the Data Center and the Shared Office Area, but subject to Magnetek’s right to Coexist with Subtenant in the Magnetek DC Space and Sublandlord’s right to Coexist with Subtenant in the Shared Office Space, in the manner required hereby such that Subtenant may conduct its business therein as intended before June 11, 2001 and if Prime Landlord shall have then consented to this Sublease pursuant to Section 11(g) hereof, then for each day before June 11, 2001 that same was so delivered, the references to “July 25, 2001” and “7/25/01” in Section 2(a) shall each be changed to one (1) day earlier. If the Premises is so delivered to Subtenant and Prime Landlord has consented to this Sublease, then the Commencement Date shall be the date Sublandlord so delivers the Premises to Subtenant in accordance with this Section 2(h).
          (i) Tax on Subtenant’s Personal Property. Subtenant shall pay directly to the taxing authority all tax due on Subtenant’s equipment or personal property, if such tax is billed separately by the taxing authority, or shall, on demand, reimburse Sublandlord for such tax, if Sublandlord is billed for such tax.
          (j) Prorations. Additional Rent shall be appropriately prorated for any partial periods during the Term of this Sublease.
          (k) Survival. Except as otherwise expressly set forth in this Section, the provisions of this Section shall survive the expiration or any earlier cancellation or termination of this Sublease.
SECTION 3
ACCESS, SERVICES, MAINTENANCE, REPAIRS
          (a) Interruptions. Except to the extent caused by the gross negligence or willful misconduct of Sublandlord and, except as set forth in Section 9.2 of the Prime Lease (as incorporated herein), Sublandlord shall not be liable for any damage or loss, directly or indirectly resulting from, nor shall the Rent herein reserved be abated or a constructive or other eviction be deemed to have occurred by reason of (i) any installation, use or interruption of use of any equipment in connection with the furnishing or supplying of any services or (ii) any failure or delay in furnishing any services when such failure or delay is caused by accident or breakdown or by the making of repairs or improvements required by governmental restrictions or by voluntary compliance with governmental guidelines. Except to the extent caused by the gross negligence or willful misconduct of Sublandlord and, except as set forth in Section 9.2 of the Prime Lease (as incorporated herein), neither Sublandlord, nor its employees or agents shall be liable to Subtenant for any damage, injury, loss or claim (including claims for the interruption of or loss to Subtenant’s business) based on or arising out of the repair to any portion of the Premises; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (whether by Sublandlord, Subtenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of the Term by reason of damage to or condemnation of the Premises; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service or utility; and leakage in any part of the Premises from water, rain, ice or snow that may leak into, or flow from, any part of the Premises, or from drains, pipes or plumbing fixtures in the Premises; or any other cause beyond the reasonable control of Sublandlord. Notwithstanding the foregoing, except as otherwise expressly provided herein, under no circumstances shall Sublandlord be liable to Subtenant for consequential damages arising under or in connection with this Sublease or Subtenant’s use of the Premises. Any property placed by Subtenant or its employees, agents, contractors, guests or invitees in or about the Premises shall be at the sole risk of Subtenant, and Sublandlord shall not in any manner be responsible therefor. If any employee of Sublandlord receives any package or article delivered for Subtenant, then such employee shall be acting as Subtenant’s agent for such purpose and not as Sublandlord’s agent.
          (b) Prime Landlord Actions. Subtenant acknowledges and agrees that Sublandlord shall not be responsible for a breach of any of the representations and warranties of the Prime Landlord under the Prime Lease, nor shall Sublandlord be responsible or liable in any manner for making any repairs or otherwise complying with any of Prime Landlord’s obligations or providing any of the services and/or utilities required to be provided by Prime Landlord under the Prime Lease.
SECTION 4
SUBLEASED PREMISES
          (a) Condition of Premises. Except as provided in Section 4(b), Subtenant acknowledges that it has inspected the Premises and agrees to accept possession thereof on the Commencement Date in its “As-Is” condition as of the date hereof, reasonable wear and tear and damage from casualty and condemnation excepted (but Sublandlord will repair any material damage caused to the Premises by the removal of its property and will comply with its obligations under the Prime Lease with respect to such casualty and condemnation), and except that Sublandlord will deliver same vacant and in “broom clean” condition on the Commencement Date. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SUBLANDLORD EXPRESSLY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, OR COVENANTS, EXPRESS OR IMPLIED, REGARDING THE CONDITION OF THE PREMISES OR THEIR SUITABILITY FOR SUBTENANT’S USE. IN MAKING AND EXECUTING THIS SUBLEASE, SUBTENANT HAS NEITHER RELIED UPON NOR BEEN INDUCED BY ANY STATEMENT OR REPRESENTATION BY SUBLANDLORD, ANY BROKER OR AGENT, OR OTHERWISE. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SUBLANDLORD SHALL NOT BE OBLIGATED TO MAKE, ARRANGE FOR, OR EFFECT ANY ALTERATIONS, REPAIRS OR IMPROVEMENTS TO THE PREMISES.
          (b) [INTENTIONALLY OMITTED]
          (c) Alterations.
               (i) Subtenant shall, upon prior notice to, but without Sublandlord’s consent, be entitled to make any alterations to the Premises that

Sublandlord would be able to make, without Prime Landlord’s consent, pursuant to Section 4.2 of the Prime Lease (as if the “Demised Premises” referenced therein were the Premises). Subtenant shall make no other alterations or improvements to the Premises without first receiving Sublandlord’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed in each case where Prime Landlord grants its consent thereto, and same shall, in any event, be subject to Subtenant’s compliance with the applicable provisions of the Prime Lease. Notwithstanding the foregoing, Sublandlord may, in its sole discretion, withhold its consent to, and Sublandlord shall not be in violation of this Section if Sublandlord withholds its consent to, any proposed alterations or improvements involving structural changes to the Building or which materially and adversely affect any of the mechanical, service or utility systems or equipment of the Building or because Prime Landlord withholds its consent (reasonably or unreasonably) for any reason, whether or not it is entitled to under the Prime Lease. Sublandlord shall respond to Subtenant’s request for approvals to alterations within the time periods specified in, and in accordance with, Section 4.3 of the Prime Lease, provided that Subtenant complies with the provisions of Section 36.15 of the Prime Lease.
               (ii) Subtenant shall indemnify and hold Sublandlord harmless from any and all loss, cost, damage, liability or expense (including reasonable attorneys’ fees) arising out of any alterations or improvements by Subtenant and, without limiting the generality of the foregoing, Subtenant shall cause Prime Landlord and Sublandlord to be named as an additional insured on all liability insurance maintained by Subtenant or its contractors with respect thereto.
               (iii) Without limiting the foregoing, Sublandlord shall cooperate at no cost to Sublandlord with Subtenant’s efforts to obtain Prime Landlord’s consent, approval or other action under the Prime Lease relative to any alterations or improvements made or proposed to be made by Subtenant, but Sublandlord shall not be liable for any failure of the Prime Landlord to grant any such consent or approval or to take such other action.
          (d) Surrender and Restoration; Holding Over.
               (i) Unless (A) the Premises will not revert back to Sublandlord for a period of more than one (1) day (B) no Event of Default has occurred and is continuing hereunder, and (C) Prime Landlord has released, pursuant to a release in form and substance satisfactory to Sublandlord, Sublandlord from any obligations with respect to the Premises and arising upon the end of the term of the Prime Lease, then, upon the expiration or earlier termination of the Term, Subtenant shall (u) quietly surrender the Premises without notice, (v) deliver all keys to the Premises to Sublandlord, (w) return the Premises in the order and condition required by the Prime Lease upon the end of the term thereof, (x) at its sole expense, if Prime Landlord has elected to have same removed, remove from the Premises all such leasehold improvements installed by Subtenant and designated for removal by Prime Landlord, whether or not Sublandlord or Prime Landlord consented or was entitled to consent thereto, (y) at its sole cost and expense remove from the Premises all of Subtenant’s furniture, fixtures, signs and equipment and personal property, and (z) repair all damage caused by any such removal described in (x) and (y) above.
               (ii) If Subtenant vacates the Premises without complying with the requirements set forth in this Section, then Sublandlord may remove such items and make such repairs, and charge Subtenant for all costs incurred, plus ten percent (10%) thereof for Sublandlord’s administrative cost, all of which shall be due and payable to Sublandlord on demand. Should any of Subtenant’s leasehold improvements and other property remain on the Premises after expiration or termination of the Term, such property shall be deemed abandoned and Sublandlord may dispose of it at Subtenant’s expense to the extent same was required to be removed by Subtenant hereunder and, in any event, without any liability whatsoever with respect thereto. Subtenant’s obligations described in this Section shall survive the expiration date or earlier termination of the Term.
               (iii) Subtenant acknowledges that it is extremely important for Subtenant to surrender possession of the Premises when and as required by this Sublease, so that Sublandlord may comply with its obligations under the Prime Lease. If Subtenant fails to surrender the Premises at the expiration or earlier termination of the Term, then, unless (A) the Premises will not revert back to Sublandlord for a period of more than one (1) day, (B) no Event of Default has occurred and is continuing hereunder, and (C) Prime Landlord has released, pursuant to a release in form and substance satisfactory to Sublandlord, Sublandlord from any obligations with respect to the Premises and arising upon the end of the term of the Prime Lease, in addition to the penalties and charges provided in Article 16 of the Prime Lease (as incorporated herein), Subtenant shall pay to Sublandlord immediately upon demand, an amount equal to one hundred fifty percent (150%) of all Base Rent and Additional Rent due (calculated on a daily basis) for each day after the expiration or termination of the Term that Subtenant has failed to completely surrender possession of the Premises as required by this Sublease. Sublandlord’s acceptance of such amount shall not prohibit or restrict Sublandlord’s other rights and remedies, including Sublandlord’s right to evict Subtenant and to recover damages.
          (e) Regarding the Prime Lease. Sublandlord represents that a true and complete copy of the Prime Lease as of the date hereof, except as to certain intentionally omitted provisions, which provisions are expressly made inapplicable to Subtenant and the Premises, is annexed hereto as EXHIBIT C. Sublandlord represents to Subtenant that, as of the date hereof, (v) the Prime Lease is unmodified and is in full force and effect, (w) all Fixed Rent and additional rent billed to date and payable by Sublandlord, as tenant under the Prime Lease, has been paid, (x) to Sublandlord’s actual knowledge, neither Prime Landlord nor Sublandlord is in material default under the Prime Lease, (y) to Sublandlord’s actual knowledge, no act or omission of Sublandlord has occurred that would entitle the Prime Landlord to terminate the Prime Lease, and (z) the Prime Lease evidences the entire written agreement between Sublandlord and Prime Landlord with respect to the Premises. Subtenant acknowledges having reviewed the Prime Lease (as so redacted), and by its execution of this Sublease acknowledges receipt and approval of same.

          (f) Work Allowance.
               (i) Sublandlord agrees to contribute up to $5.00 per rentable square foot of the Premises, including, without limitation, for the Magnetek DC Space and Shared Office Area (i.e., $494,890) on account of the cost of Subtenant’s initial construction performed in accordance with the provisions of this Sublease and the Prime Lease. Sublandlord’s obligation shall be payable on or prior to June 11, 2002 in the manner hereinafter provided.
               (ii) It shall be a condition precedent to each payment by Sublandlord that Subtenant shall have submitted to Sublandlord (x) a written requisition therefor, requesting an amount not less than $10,000.00 (except for the final requisition), signed by Subtenant and Subtenant’s general contractor, and (y) a certification of the supervising architect or engineer in regard to any such work under his supervision, that with respect to the amount sought by such requisition:
               (1) all work performed to the date of the requisition is in compliance with all rules and regulations of any governmental agency or authority having jurisdiction,
               (2) such amount represents work and materials actually furnished or services actually rendered, and the reasonable value of such work, material or services is not less than the amount stated in the requisition,
               (3) such amount does not, in whole or in part, represent the cost or value of work, services or materials for which a prior requisition had been submitted,
               (4) all contractors, subcontractors, materialmen or others who have performed work or furnished services or materials in connection with Subtenant’s initial construction have been paid by Subtenant in full (less customary retainage) for all work performed and materials or services furnished up to the date of the requisition, and Subtenant shall further certify that:
               (5) there are no mechanics’ liens or orders for the payment of money against the Building or any part thereof arising out of Subtenant’s initial construction, and
               (6) (A) Subtenant is then in compliance with all its obligations then to be paid or performed under this Sublease (including the provisions of the Prime Lease incorporated herein), and, without limiting the generality of the foregoing, (B) all work performed to the date of the requisition is in compliance with all rules and regulations of any governmental agency or authority having jurisdiction and with all the terms and provisions of this Sublease (including the provisions of the Prime Lease incorporated herein).
               (iii) Each requisition shall be accompanied by paid invoices, vouchers, bills, statements, lien waivers and receipts of the persons or entities performing the work, furnishing the materials or rendering the services covered by the requisition, or photostatic copies thereof, and the requisition (to the extent same satisfies the foregoing requirements) shall be paid by Sublandlord to Subtenant within thirty (30) days after Subtenant’s satisfaction of the foregoing requirements.
          (g) Parking.
               (i) Subject to the provisions of Section 19.9 of the Prime Lease and Section 11(r) of this Sublease, Sublandlord shall make available to Subtenant during the Term, without separate charge (except as provided below with respect to the Class B Spaces (as such term is hereinafter defined) to Subtenant, three hundred and ninety (390) parking spaces, with such number of parking spaces to be comprised of three hundred (300) parking spaces made available to Sublandlord pursuant to Section 19.9 of the Prime Lease (such three hundred spaces, as such number may be adjusted pursuant hereto, the “Class A Spaces”) and ninety (90) of the two hundred and thirty-three (233) parking spaces made available to Sublandlord by Prime Landlord on a month-to-month discretionary basis (the “Class B Spaces”). In the event the square footage of the Premises is reduced, such as by casualty or condemnation, the number of Class A Spaces made available to Subtenant shall be reduced at the rate of three (3) parking spaces per one thousand (1,000) square feet of the Premises so affected. With respect to the Class B Spaces:
          (1) Sublandlord currently pays $12.00 per month per parking space. If the rate which Sublandlord pays for Class B Spaces increases, Subtenant shall pay 100% of the increase applicable to the Class B Spaces then available to Subtenant by Sublandlord, with such increases to be paid within ten (10) days after being billed by Sublandlord therefor.
          (2) If the number of Class B Spaces made available by Prime Landlord to Sublandlord is reduced, the Class B Spaces available to Sublandlord shall be reduced by 61% of the reduction in Class B Spaces made available by Prime Landlord to Sublandlord. The Class B Spaces available to Subtenant shall be reduced by 39% of the reduction in Class B Spaces made available by Prime Landlord to Sublandlord.
          (3) If Prime Landlord ceases to make all or any number of the Class B Spaces available to Sublandlord, Sublandlord shall have no obligation to provide any substitute services or credits or damages to Subtenant by reason thereof.
               (ii) Such parking spaces provided by Sublandlord to Subtenant shall, at Sublandlord’s sole discretion, be located either in the enclosed parking garage or in the surface parking area, or in any combination thereof, and, in any event, shall be on an unreserved basis. Notwithstanding the foregoing, Sublandlord shall make available to Subtenant during the Term ten (10) reserved parking spaces in the parking garage, which ten (10) spaces shall be included in and not in addition to, the number of parking spaces to which Subtenant is entitled pursuant to the first sentence of Section 4(g)(i) above. Sublandlord will use commercially reasonable efforts to ensure that such parking spaces are located within close proximity to the elevators within such parking garage.
               (iii) In the event (1) either Sublandlord (or art Affiliate thereof) or Subtenant (or an Affiliate thereof) shall hereafter obtain additional parking within the corporate park known as Century City Park, or at the Sheraton Hotel (Music City), or at any land adjoining or adjacent to the Century City Park from Prime Landlord or its Affiliate (the “Supplemental Spaces”) and (2) the number of Class B Spaces made available to Sublandlord (143) or Subtenant (90) is reduced below its present level, then Sublandlord or Subtenant, as the case may be, shall, from time to time, immediately make available to the other, unless such entity elects otherwise, the lesser of (x) such of its Supplemental Spaces as shall be necessary so that the party losing Class B Spaces has as close to 143 (Sublandlord) or 90 (Subtenant) parking spaces in addition to its allocation of Class A Spaces, as the case may be, as possible or (y) 61% or 39%, as the case may be, of the Supplemental Spaces. In order to implement these procedures, the parties shall duplicate the economics applicable to the Class B Spaces. Therefore, if Subtenant is receiving Supplemental Spaces from Sublandlord, Sublandlord shall pay the first $12.00 per month for each parking space (other than Class A Spaces) assigned to Subtenant (up to 90 Spaces) and if Sublandlord is receiving Supplemental Spaces from Subtenant, Sublandlord shall pay the entire cost of the Supplemental Spaces assigned to Sublandlord. If Supplemental Spaces are shared in the manner set forth herein, then at the request of either party, the parties shall enter into an agreement confirming the provisions hereof.
SECTION 5
USE, COMPLIANCE WITH LAWS AND RULES AND REGULATIONS
          (a) Use. Subtenant may use the Premises for general and executive office purposes only and for no other purpose and in no event for any use prohibited or restricted by the Prime Lease or by law. Subtenant shall not commit or permit to be committed on the Premises any act or omission prohibited by the Prime Lease.
          (b) Compliance with Laws, and Rules and Regulations. Subtenant shall, at its sole cost and expense, from and after the Commencement Date, to the extent required under the Prime Lease, comply with, and cause the Premises to comply with, all laws, regulations and ordinances applicable to the Premises and to Subtenant’s use and occupancy thereof. Subtenant shall also comply with all Building Rules and Regulations (as such term is used in the Prime Lease) from time to time in effect pursuant to the Prime Lease.

SECTION 6
INCORPORATION OF PRIME LEASE
          (a) Incorporation.
               (i) Subject to the provisions of subparagraphs (ii) and (iii) below, all of the covenants, agreements, terms, provisions and conditions of the Prime Lease are incorporated herein as if set forth at length herein, except those which by their nature or purport are inapplicable or inappropriate to the subleasing of the Premises pursuant to this Sublease or are inconsistent with or modified by any of terms, covenants or conditions of this Sublease.
               (ii) Notwithstanding the generality of the preceding clause (i), it is agreed as follows: for the purposes of the incorporation of the terms and provisions of the Prime Lease herein, the term “Tenant” in the Prime Lease shall mean and refer to the Subtenant hereunder, the term “Landlord” in the Prime Lease shall mean and refer to the Sublandlord hereunder (except with respect to any obligation on the part of “Landlord” as used in the Prime Lease to (x) provide utilities or services of any kind whatsoever to the Premises, (y) maintain and repair the Building and the structural, mechanical or building systems therein, or (z) rebuild or replace the Building in the event of a fire, casualty or condemnation, as to which, the term “Landlord” as used in the Prime Lease shall mean and refer to the Prime Landlord), the term the “Demised Premises” in the Prime Lease shall mean and refer to the Premises hereunder, the term “Fixed Rent” or words of similar import in the Prime Lease shall mean and refer to the Base Rent hereunder, the term “Additional Rent” or words of similar import in the Prime Lease shall mean and refer to the Additional Rent hereunder, the term “Lease” or words of similar import in the Prime Lease shall mean and refer to this Sublease, and the terms “alterations, additions or improvements” or words of similar import in the Prime Lease shall mean any alterations, installations, additions and improvements, made pursuant to and in compliance with this Sublease.
               (iii) The following Articles, Sections, Exhibits and provisions of the Prime Lease shall not be part of this Sublease and are not incorporated herein: Sections 1.2, 2.1, 2.3.4, 2.4, 2.5, 2.7, 3, 10.4.4, 12, 13.5, 14.1(h), 15.4, 16.2, 18, last two (2) sentences of Section 19.2, Section 19.5 (except for Section 19.5.7), Sections 19.9, 19.10, 19.12 (except that Subtenant shall, subject to the limitations of Section 19.12, be entitled to use the Cafeteria), 19.13, 19.14, 19.15, 19.16, 20, 21, 23, 24, 25.1, 25.2, 25.5, 27, 28, second and third sentences of Sections 29.1, Sections 29.2, 33.3, 34, 35, all references to “Temporary Lease”, First Amendment to Lease, Second Amendment to Lease, Third Amendment to Lease, Fourth Amendment to Lease and Fifth Amendment to Lease.
               (iv) The following Articles, Sections, Exhibits and provisions of the Prime Lease incorporated and made a part of this Sublease are amended as follows:

               (1) with respect to Section 2.2.2, interest shall be payable by Sublandlord to Subtenant only to the extent Sublandlord receives the same from Prime Landlord and interest will be payable by Subtenant to Sublandlord only to the extent interest is payable by Sublandlord to Prime Landlord.
               (2) with respect to Section 2.5, Sublandlord, acting in its sole but good faith discretion, shall determine whether examinations, contests and/or other challenges to Operating Expenses or other challenges are to be made pursuant to such Section.
               (3) with respect to Section 4.4, the amount of “$1,000,000” is hereby modified to be “$333,000.”
               (4) with respect to Section 8, the “$1,000,000 amount” is hereby adjusted to be “$333,000.”
               (5) in Sections 9.1 and 9.2, the “$1,000,000” amount is hereby amended to be “$333,000.”
               (6) whether or not the result of a casualty and whether or not adequate insurance proceeds are available for such purpose, the Subtenant shall be required to repair or replace all Specialty Alterations heretofore or hereafter made in or to the Premises, the Glycol-Based System, the UPS System, including all batteries, and, except to the extent the obligation with respect thereto is specifically imposed on Prime Landlord under the Prime Lease, the HALON System. Accordingly, Subtenant shall insure the same. For the purposes herein, Subtenant shall be granted access to the UPS System located in the Building Garage. Notwithstanding anything in this Sublease to the contrary, Sublandlord’s retention of the Lanier Room, the Phone Room and the Lab Room requires the continued use of the UPS System, the Glycol-Based System and the existing emergency generators presently serving the Computer Center as described in Section 19.5.11 of the Prime Lease. Although Subtenant shall be required to maintain, repair and replace such UPS System and Glycol-Based System such that same are in good working order throughout the Term, and to insure same, Sublandlord shall, except to the extent (i) caused by Subtenant’s negligence or willful misconduct or (ii) covered by or required to be covered by Subtenant’s insurance, reimburse Subtenant for Sublandlord’s Share (as hereinafter defined) of the cost of such maintenance, repairs, replacements and of a reasonable allocation by the parties of the insurance premium allocable solely to Subtenant’s insurance obligations with respect to such UPS System and Glycol-Based System. For the purposes hereof, “Sublandlord’s Share” shall mean 30.63%. If Subtenant fails to timely perform its obligations with respect to the maintenance, repair and/or replacement of the UPS System or Glycol-Based System, Sublandlord shall be permitted to perform such obligations on Subtenant’s behalf pursuant to Section 14.8 of the Prime Lease (as incorporated herein) and Subtenant shall reimburse Sublandlord in the manner provided in Section 14.8 of the Prime Lease (as incorporated herein) for all expenses in connection therewith, less the amount that Sublandlord would otherwise be liable pursuant to this Section. In addition, each of the Lanier Room and Phone Room are serviced by separate air-conditioning systems (“Sublandlord’s Data AC Systems”) located within the areas retained by Sublandlord, and Sublandlord shall continue to be responsible for Sublandlord’s Data AC Systems. However, the electrical supply for Sublandlord’s Data AC Systems are presently measured by the submeter that measures Subtenant’s electrical usage within the Data Center. Accordingly, Sublandlord shall have the right to continue to have such electrical usage for Sublandlord’s Data AC Systems measured by Subtenant’s submeter, but Sublandlord reserves the right, at any time, to segregate the measurement of electrical usage of Sublandlord’s Data AC Systems from Subtenant’s submeter to a separate meter (or another of Sublandlord’s meters). Until such time as Sublandlord segregates its electrical usage for Sublandlord’s Data AC Systems from Subtenant’s meter, Sublandlord shall be responsible for reimbursing Subtenant (or at Sublandlord’s option, crediting Subtenant) for the cost of the electrical usage for Sublandlord’s Data AC Systems, which amount shall be determined from time to time by an electrical survey paid for by Sublandlord and prepared by an electrical consultant reasonably satisfactory to Sublandlord and Subtenant. Subtenant shall not take any action which will interfere with the electrical supply serving Sublandlord’s Data AC Systems.
               (7) with respect to Section 13.2 the reference to “20,000” rentable square feet shall be modified to be “9,059” rentable square feet, and Subtenant hereby designates the Data Center as such secured area.
               (8) with respect to Section 19.3.1, Subtenant shall not be responsible for any portion of any incremental costs of cleaning, except to the extent same relate to the Premises.
               (v) Subtenant agrees that, with respect to those provisions of the Prime Lease that have been incorporated in this Sublease, any rights, powers or privileges of Sublandlord which are or by their nature would be exercisable with respect to Subtenant, the Premises, the conduct or manner of conduct of Subtenant’s activities therein, work to be performed therein or any other matter or thing relating thereto may also be exercised directly by Prime Landlord with respect to Subtenant and/or the Premises, unless Sublandlord expressly revokes such authority in a writing to Subtenant; provided, however, that in no instance shall Prime Landlord have the right to waive any default of Subtenant under this Sublease or to amend, modify, cancel, terminate or accept a surrender of this Sublease.

               (vi) Except as otherwise specifically provided herein, all time limits provided in the provisions of the Prime Lease incorporated herein for the giving of notice, the making of demands, the performance of any act, condition or covenant, or the exercise of any right, remedy, or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by four (4) days, as appropriate, so that notices may be given, demands made, any act, condition or covenant performed, or any right, remedy or option hereunder exercised by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Prime Lease. By way of example, the Prime Lease allows less than (7) days for Sublandlord to perform any act, or to undertake to perform such act, or to correct a failure relating to the Premises or this Sublease, then Subtenant shall nevertheless be allowed three (3) days to perform such act, undertake and/or to correct such failure.
          (b) Subordination to Prime Lease.
               (i) Subtenant acknowledges and agrees that this Sublease and the estate hereby granted are subject and subordinate to all of the terms, covenants, provisions, conditions and agreements contained in the Prime Lease and to all leases, mortgages, encumbrances and other agreements and/or matter to which the Prime Lease is now or may hereafter become subject and subordinate. This clause shall be self-operative and no further instrument of subordination shall be required. Subtenant shall, however, execute any certificates or other agreements confirming such subordination which Sublandlord or Prime Landlord may request no later than five (5) days after receipt of such request. Subtenant also agrees that this Sublease shall be subject and subordinate to the Prime Lease; provided, however, that Sublandlord agrees that it will not hereafter enter into any amendment or modification of the Prime Lease that will either materially increase the obligations of Subtenant hereunder or materially adversely affect Subtenant’s rights, powers or privileges hereunder or adversely affect the priority of this Sublease.
               (ii) Subtenant covenants and agrees (x) to perform and to observe all of the terms, covenants, provisions, conditions and agreements of the Prime Lease (including any and all Building Rules and Regulations enacted under and pursuant to the Prime Lease which shall be in effect from time to time during the term of this Sublease) on Sublandlord’s part to be performed and observed to the extent the same have been incorporated herein and are applicable to the Term and to Subtenant or to the Premises, but nothing herein shall require the payment by Subtenant of “Fixed Rent” payable by Sublandlord pursuant to the Prime Lease, (y) that Subtenant will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Prime Lease or the rights of Sublandlord as tenant thereunder to be cancelled, terminated or forfeited or which would make Sublandlord liable for any increase of the Additional Rent payable by Sublandlord pursuant to the Prime Lease, unless Subtenant, on demand, reimburses Sublandlord for any such Additional Rent increases as provided in this Sublease, or for any damages, claims or penalties payable by Sublandlord under the Prime Lease; and (z) to indemnify and hold harmless Sublandlord of, from and against any and all liabilities, losses, damages, suits, penalties, claims and demands of every kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements and expenses of defense and of enforcing this indemnity) by reason of

Subtenant’s failure to comply with the foregoing or arising from the use, occupancy or manner of and/or occupancy of the Premises or of any business conducted therein, or from any work or thing whatsoever or any condition created by or any other act or omission of Subtenant, its assignees or sub-subtenants, or their respective employees, agents, servants, contracts, visitors or licensees, in or about the Premises or any other part of the Building.
               (iii) In the event of any default on the part of Subtenant under any of the terms, covenants, conditions, provisions or agreements of the Prime Lease which have been incorporated herein or of this Sublease, in either case, beyond any applicable notice and grace period (as described in the Prime Lease, and as modified by this Sublease), Sublandlord shall have all rights and remedies at law or in equity against Subtenant, including, but not limited to, such rights and remedies as are available to Sublandlord against Subtenant under the provisions of the Prime Lease, as incorporated herein.
               (iv) Subject to the terms and provisions of the Consent (as hereinafter defined), if the Prime Lease shall expire or terminate or if Prime Landlord shall succeed to the Sublandlord’s estate in the Demised Premises (as defined in the Prime Lease), then, in accordance with Section 12.4 of the Prime Lease, at the Prime Landlord’s election, in its sole discretion, (x) Subtenant shall attorn to and recognize the Prime Landlord as the Subtenant’s landlord under the Sublease and the Subtenant shall promptly execute and deliver any instrument that the Prime Landlord may reasonably request to evidence such attornment or (y) the Prime Landlord may terminate this Sublease. If the Prime Lease terminates as a result of a default or breach by Subtenant under this Sublease, then Subtenant shall be liable to and indemnify Sublandlord from the damage suffered as a result of such termination. Sublandlord shall be permitted to agree with Prime Landlord to terminate the Prime Lease without liability to Subtenant provided Prime Landlord is prepared to enter into a direct lease with Subtenant on the same terms and conditions as are contained in this Sublease and at the rental rate and with the expiration date provided in this Sublease and, when requested, Subtenant agrees to enter into such a direct lease. Notwithstanding the foregoing, if the Prime Lease gives Sublandlord any right to terminate the Prime Lease in the event of the partial or total damage, destruction, or condemnation of the Premises or the Building of which the Premises are a part, the exercise of such right by Sublandlord shall not constitute a default or breach hereunder, and Subtenant agrees that Sublandlord shall be free to exercise any such right(s) as may be available to Sublandlord without first obtaining any approval from, or consulting with, or liability to, Subtenant. Sublandlord shall indemnify and hold Subtenant harmless from and against all actual and consequential damages (including, without limitation, reasonable attorneys’ fees and disbursements) which shall arise directly from this Sublease having been cancelled or terminated without Subtenant’s prior written consent, except (w) as set forth in Section 11(g), or (x) as expressly permitted in this Section 6(b)(iv), or (y) if Subtenant shall be in default beyond any applicable notice and cure period under this Sublease, or (z) if such cancellation or termination shall result from Subtenant’s default beyond any applicable notice and cure period with respect to Subtenant’s performance of Subtenant’s obligations under this Sublease.

          (v) Sublandlord shall not be required to dispute any determinations or other assertions or claims of Prime Landlord regarding the obligations of Sublandlord under the Prime Lease for which Subtenant is responsible under the terms of this Sublease. Notwithstanding the foregoing, Sublandlord, at Subtenant’s sole cost and expense, agrees upon written request from Subtenant to exercise commercially reasonable good faith efforts in attempting to cause Prime Landlord to perform its obligations under the Prime Lease for the benefit of Subtenant. Subtenant shall promptly reimburse Sublandlord for any and all costs which Sublandlord shall incur in expending such efforts on behalf of Subtenant, and Subtenant does hereby indemnify and agree to hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Sublandlord in expending such efforts. Nothing in this Section 6(b)(v) shall require Sublandlord to commence a lawsuit or arbitration proceeding against Prime Landlord.
          (c) Default by Prime Landlord. If Prime Landlord shall default under any of the provisions of the Prime Lease, such default shall not constitute a default by Sublandlord under this Sublease and Sublandlord shall not be obligated to cure Prime Landlord’s default. Except as otherwise provided in Section 6(b)(v) and this Section 6(c), Sublandlord shall have no obligation to enforce any right or remedy under the Prime Lease for Subtenant’s benefit and Sublandlord shall have no liability to Subtenant for any default under the Prime Lease by Prime Landlord, even if such default causes an interruption of services or utilities serving the Premises or terminates the term of the Prime Lease before its scheduled expiration. Notwithstanding the foregoing, if (i) Prime Landlord shall have defaulted in any of its obligations to Sublandlord under the Prime Lease, (ii) such default deprives Subtenant of any services or adversely affects Subtenant or the Premises, and (iii) after giving Sublandlord notice of same and a reasonable opportunity to cause Prime Landlord to perform its obligations as provided in Section 6(b)(v), Prime Landlord has not substantially performed such obligations, then, upon request by Subtenant and the delivery to Sublandlord of a cash deposit in an amount reasonably determined by Sublandlord to satisfy Subtenant’s obligations pursuant to this Section 6(c) or the delivery to Sublandlord of such other security as Sublandlord shall be willing to accept, Sublandlord agrees, at Subtenant’s sole cost and expense, using counsel selected by Subtenant and reasonably acceptable to Sublandlord, to commence and prosecute an action against Prime Landlord to compel Prime Landlord to perform such of its obligations as aforesaid. Subtenant shall, from time to time, at Sublandlord’s request, but only during such times as Sublandlord is prosecuting an action on behalf of Subtenant pursuant to this Section 6(c), deposit additional sums with Sublandlord to satisfy Subtenant’s obligations pursuant to this Section 6(c). Notwithstanding the foregoing, Sublandlord shall have the right not to bring and prosecute such action and/or may discontinue such action at any time that (x) an Event of Default exists under this Sublease or (y) in the reasonable opinion of Sublandlord such action may cause a cancellation, forfeiture or termination of the Prime Lease or Sublandlord’s estate and rights thereunder with respect to the Premises. Subtenant shall indemnify and hold Sublandlord harmless from and against any and all losses, costs, liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees), penalties and fines to which Sublandlord may be exposed and which Sublandlord may incur in connection with or arising out of the taking of any such action by Sublandlord on behalf of Subtenant as provided in this Section 6(c).
          (d) Tenant Delays. To the extent of any “Tenant Delays” (as such term is used in the Prime Lease) caused by Sublandlord, including, without limitation, pursuant to Section 10.3 of the Prime Lease (as incorporated herein), Sublandlord shall indemnify and hold Subtenant harmless from and against any and all actual (but not consequential) damages resulting from such Tenant Delays. To the extent of any “Tenant Delays” (as incorporated into this Sublease) caused by Subtenant, including, without limitation, pursuant to Section 10.3 of the Prime Lease (as incorporated herein), Subtenant shall indemnify and hold Sublandlord harmless from and against any and all actual (but not consequential) damages resulting from such “Tenant Delays.”
          (e) Survival. The provisions of this Section shall survive the expiration or sooner termination of this Sublease.
SECTION 7
ASSIGNMENT AND SUBLETTING
          (a) Subtenant shall not, directly or indirectly, (i) assign this Sublease, nor (ii) permit this Sublease to be assigned, directly or indirectly, by operation of law or otherwise, (iii) further sublet all or any part of the Premises, or (iv) permit the Premises or any desk space therein to be occupied by any Person(s), without first obtaining the consent of Prime Landlord and Sublandlord, in each case, which consent may be withheld in the sole discretion of Prime Landlord and Sublandlord. The consent by Sublandlord to any assignment, or subletting shall not relieve Subtenant from obtaining the consent of Sublandlord to any other or further assignment or subletting not expressly permitted by this Section 7.
          (b) Notwithstanding the foregoing, provided that Subtenant has received the consent of Prime Landlord thereto, Sublandlord agrees that Subtenant may at any time and from time to time, upon prior notice or prompt notice after the fact to Sublandlord, but without Sublandlord’s consent, take any of the following actions:
               (i) Subtenant may assign this Sublease to any Person (a “Successor”) into or with which Subtenant shall be merged, or consolidated, or to which substantially all of Subtenant’s assets may be conveyed, provided that the Successor shall have assumed substantially all of Subtenant’s obligations and liabilities, including those under this Sublease, by operation of law or appropriate instruments of merger, consolidation or assumption, and provided further that, immediately after giving effect to such merger, consolidation or conveyance, the Successor would have a pro forma net worth (as certified by a senior financial officer of the Successor), as determined in accordance with generally accepted accounting principles, at least equal to the lesser of the net worth of Subtenant as reflected on its financial statements most recently audited prior to (x) the Commencement Date and (y) the date on which such assignment is to become effective.

               (ii) Subtenant may assign this Sublease, or further sublet the Premises or any part thereof, to any Affiliate of Subtenant, provided that, (x) at the time of the assignment or subletting, there was a business purpose to the assignment or subletting other than solely to circumvent the provisions of Section 7(a), and (y) if the sublessee or assignee does not remain an Affiliate of Subtenant for at least the one-year period following the date of the assignment or subletting, it may be conclusively presumed that no such business purpose existed.
               (iii) Subtenant may sublet portions of the Premises to any Person to which substantially all of the assets of one or more business divisions of Subtenant have been or are to be transferred, provided that such Person shall have assumed substantially all of the obligations and liabilities of such divisions by appropriate instruments (but such Person shall not be required to assume any obligations or liabilities of Subtenant under this Sublease) and that such Person will use the portions of the Premises for substantially the same purposes as Subtenant had used the portions of the Premises.
          (c) Notwithstanding the foregoing, no Person who sublets from Subtenant all or any portion of the Premises in accordance with this Section 7 shall have the right, voluntarily, by merger, or otherwise by operation of law, to further sublet the subleased premises, or to assign its interest in the sub-sublease.
          (d) If the Premises or any part thereof be further sublet or occupied by any person or persons other than Subtenant, whether or not in violation of the provisions of this Sublease, Sublandlord may, after default by Subtenant, collect rent from the subtenant or occupant and apply the net amount collected to the curing of any default hereunder in any order or priority Sublandlord may elect, any expended balance to be applied by Sublandlord against any Rents or other obligations subsequently becoming due, but no such subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in Section 7(a), nor shall it be deemed acceptance of the subtenant or occupant as a subtenant, or a release of Subtenant from the full performance by Subtenant of all of the terms, conditions and covenants of this Sublease.
          (e) Each and every assignee or transferee, whether an assignee or as successor in interest of Subtenant or an assignee or successor in interest of any assignee, shall immediately be and remain liable jointly and severally with Subtenant and with each other for the payment of the Rent and Additional Rent payable under this Sublease and for the due performance of all covenants, agreements, terms and provisions of this Sublease on the part of Subtenant to be paid and performed to the full end of the Term of this Sublease.
SECTION 8
INSURANCE
          (a) Subtenant’s Insurance. Supplementing the insurance requirements of the Prime Lease, with which (as incorporated herein and applicable to the

Premises) Subtenant covenants and agrees to comply (to the extent the same are incorporated herein), all liability insurance maintained by Subtenant shall name Sublandlord, Prime Landlord, any managing agent and any mortgagee of whose identity Subtenant has been informed, as additional insureds. All property insurance maintained by either Sublandlord or Subtenant with respect to the Building, any portion thereof or the contents therein shall contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its claims against any person prior to the occurrence of a loss. Sublandlord shall be the loss payee on property insurance maintained by Subtenant and insuring any Specialty Alterations heretofore or hereafter made in or to the Premises, the Glycol-Based System, the UPS System and, except to the extent insured by Prime Landlord, the HALON System, and the deductible amounts thereof shall be subject to Sublandlord’s approval and shall, to the extent of any loss not paid by reason of such deductible, be paid by Subtenant to Sublandlord (to be held with and disposed of as part of Subtenant’s insurance proceeds) promptly following any casualty to any such property so insured by Subtenant. Subtenant shall deliver a certificate of insurance to Sublandlord on or before the Commencement Date or any earlier possession of the Premises or any part thereof by Subtenant and at least annually thereafter, no less than thirty (30) days prior to the earliest expiration date on such certificate.
          (b) Insurance Proceeds. To the extent proceeds of insurance maintained by Subtenant are held by Sublandlord and are to be applied to the restoration of the improvements, the casualty to which resulted in such proceeds being paid; Sublandlord shall release such proceeds to Subtenant to pay the costs of the repair or restoration incurred by Subtenant. Such release of insurance proceeds shall be made in accordance with the procedures set forth in Section 4(f) of this Sublease. If, during any period when Sublandlord is holding any such insurance proceeds, an Event of Default shall occur, Sublandlord may apply any such insurance proceeds then held by it to the obligations of Subtenant to Sublandlord.
SECTION 9
DAMAGE AND DESTRUCTION/EMINENT DOMAIN
          (a) Damage and Destruction. If the Premises are damaged or destroyed, but the Prime Lease is not terminated, then this Sublease shall continue, and Subtenant’s right to an abatement of the Base Rent and Additional Rent due under this Sublease and/or repairs to the Premises from Prime Landlord under the Prime Lease shall be dependent upon whether Sublandlord, with respect to the Premises, receives an abatement of Fixed Rent (as such term is defined in the Prime Lease) and Additional Rent or such repairs under the Prime Lease, provided, however, Subtenant may cancel this Sublease by reason of a casualty only in those instances where there is a Substantial Destruction (as such term is incorporated herein) of the Premises and Sublandlord also has the option, but elects not, to cancel the Prime Lease. In order to enable Sublandlord to make a more informed decision with respect to whether to cancel the Prime Lease in the circumstances described in the preceding sentence, Subtenant shall, by written notice to Sublandlord, make an irrevocable election to cancel or not cancel this Sublease no later than fifteen (15) days prior to the date by which Sublandlord must elect whether to cancel the Prime Lease. If Subtenant fails to make such election, Subtenant shall be deemed to have elected not to cancel this Sublease. If Subtenant has elected not to cancel this Sublease, but Sublandlord nevertheless elects to cancel the Prime Lease, then this Sublease shall terminate as otherwise provided herein. To the extent that Sublandlord receives such an abatement of Fixed Rent and Additional Rent under the Prime Lease with respect to the Premises, such abatement of Base Rent shall be passed on to Subtenant (which shall in no event exceed the amount of Base Rent and Additional Rent Subtenant shall have paid or as shall be payable under this Sublease for such period), after retention by Sublandlord of the actual out of pocket costs and expenses, if any, in obtaining such abatement. All other Base Rent, Additional Rent and other sums due under this Sublease shall continue to be due and payable as provided under this Sublease, unaffected by such damage or destruction or reduction in Base Rent and Additional Rent. Except to the extent otherwise provided by reason of any waiver of subrogation obtained by Sublandlord in favor of Subtenant pursuant to Section 9.5 of the Prime Lease, as incorporated herein, if such damage or destruction results from any act or omission of Subtenant, then Subtenant shall indemnify against and hold Sublandlord harmless from and against all losses, costs and expenses (including reasonable attorneys’ fees) incurred by Sublandlord as a result thereof, such indemnification to operate whether or not Subtenant has placed and maintained the insurance specified in this Sublease, and whether or not proceeds from such insurance (such insurance having been placed and maintained) actually are collectible from the insurance company. Prime Landlord or Sublandlord may exercise any and all rights described in the Prime Lease to terminate the Prime Lease in the event of damage or destruction, without regard to the effect of such termination on the Sublease. If Prime Landlord or Sublandlord is required, or elects, to rebuild or restore improvements, alterations, additions and the like under the Prime Lease, then Prime Landlord or Sublandlord and its employees, agents and contractors may have access to the Premises and may store materials in or about the Premises as reasonably necessary for Prime Landlord or Sublandlord to complete such rebuilding or repair, without the same constituting a constructive eviction or giving Subtenant any right to terminate this Sublease or offset or abate rent, except to the limited extent Base Rent and/or Additional Rent may be reduced under the conditions expressly set forth above. Subtenant hereby waives all claims for damages for injury, inconvenience, or interference with quiet enjoyment or Subtenant’s business, or any other loss occasioned by Prime Landlord’s or Sublandlord’s work or entry under any provision of this Sublease.
          (b) Eminent Domain. If all or any part of the Premises are taken through the exercise of, or under threat of, power of eminent domain, this Sublease shall terminate as to the part so taken immediately prior to the termination of the Prime Lease with respect to the same part so taken. Sublandlord may exercise any and all rights to terminate the Prime Lease in the event of such taking, without regard to the effect of such termination on this Sublease, provided, however, Subtenant may cancel this Sublease by reason of a taking only in those instances where Sublandlord also has the option, but elects not to cancel the Prime Lease. In order to enable Sublandlord to make a more informed decision with respect to whether to cancel the Prime Lease in the circumstances described in the preceding sentence, Subtenant shall, by written notice to Sublandlord, make an irrevocable election to cancel or not cancel this Sublease no later than fifteen

(15) days prior to the date by which Sublandlord must elect whether to cancel the Prime Lease. If Subtenant fails to make such election, Subtenant shall be deemed to have elected not to cancel this Sublease. If Subtenant has elected not to cancel this Sublease, but Sublandlord nevertheless elects to cancel the Prime Lease, then this Sublease shall terminate as otherwise provided herein. Subtenant waives all claims to and assigns to Sublandlord all awards, compensation, damages, income, rent and interest that would otherwise be payable to Subtenant in connection with all such takings. Further, Subtenant waives all claims against Sublandlord or the entity exercising the power of eminent domain for the value of the leasehold estate created by this Sublease or any unexpired portion of the Term. Subtenant may claim against the entity exercising the power of eminent domain only for the value, if any, of improvements installed by Subtenant in the Premises and Subtenant’s personal property (and not any of Sublandlord’s property), if such improvements and personal property are so taken, and for any moving expenses incurred by Subtenant, but only if such award is compensable separate and apart from and does not diminish any other award to Sublandlord or Prime Landlord.
SECTION 10
NOTICES
          (a) Method and Form of Notices. Notices, demands and other communications between the parties shall be in writing and shall be given or made by registered or certified mail, return receipt requested, postage prepaid, or by personal delivery, or by commercial overnight delivery service, pre-paid, addressed as follows:
          If to Subtenant:
ENVOY CORPORATION
26 Century Boulevard
Nashville, Tennessee 37214
Attention:      Mr. Joseph Baron,
                       Senior Vice President
          with a copy to:
ENVOY CORPORATION
26 Century Boulevard
Nashville, Tennessee 37214
Attention: General Counsel
          With a further copy to:
BASS, BERRY & SIMS PLC
315 Deaderick Street
Suite 2700

Nashville, Tennessee 37238
Attn: D. Mark Sheets, Esq.
          If to Sublandlord:
WILLIS NORTH AMERICA INC.
26 Century Boulevard
Nashville, Tennessee 37214
Attention: General Counsel
          with a copy to:
WILLIS NORTH AMERICA INC.
26 Century Boulevard
Nashville, Tennessee 37214
Attention: Corporate Real Estate
          with a further copy to:
LOEB & LOEB LLP
345 Park Avenue
New York, New York 10154-0037
Attention: Scott I. Schneider, Esq.
Such notices shall be deemed effective as follows: on the date of addressee’s receipt or refusal, as the case may be, if given by personal delivery; or on the business day after dispatching same, if given by overnight delivery service; or three (3) business days after mailing, if given by registered or certified mail. Either party may change its notice address by giving notice of such change to the other party as stated in this Section. Subtenant agrees that as and when it shall receive any notice or other communication from Prime Landlord or any governmental entity regarding or in any way affecting Sublandlord, or the Premises, Subtenant shall promptly forward a copy of such notice or other communication to Sublandlord in the manner prescribed herein.
SECTION 11
MISCELLANEOUS
          (a) Brokers. Subtenant and Sublandlord each represent and warrant to the other that it has not employed or dealt with any broker concerning this transaction other than Jones Lang LaSalle, Mission Property Co. and Robert H. Burns Co. (collectively, “Broker”) with respect to the Premises and/or this Sublease. Sublandlord shall pay Broker a commission with respect to this Sublease pursuant to a separate agreement. Each party hereby agrees to indemnify the other with respect to any costs or expenses incurred by the indemnified party by reason of a breach of the foregoing representation by the indemnifying party. This paragraph shall survive any expiration or earlier termination of this Sublease.

          (b) Further Assurances and Survival. The parties agree to execute and deliver, from time to time, as circumstances may require, any other instruments necessary to effect the provisions of this Sublease. All of Subtenant’s obligations that accrue during the Term shall survive the expiration or earlier termination of this Sublease.
          (c) Entire Sublease; Amendments. This Sublease contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements. This Sublease cannot be changed in any manner except by a written agreement signed by the parties hereto.
          (d) Severability: Governing Law. If any provision of this Sublease shall be determined to be invalid or unenforceable, the remainder of this Sublease and the application of all such provisions shall be valid and enforceable as permitted by law. This Sublease shall be governed in all respects by the laws of the State of Tennessee.
          (e) Execution by Counterparts; Format. This Sublease may be executed in counterparts which shall be construed together as one instrument. Each exhibit attached hereto is made a part of this Sublease. Headings are for convenience only and shall not affect the interpretation of this Sublease. All references to “dollars” or “$” shall mean the currency of the United States.
          (f) Successors and Assigns. This Sublease shall apply and inure to and bind Sublandlord and Subtenant and their respective heirs, successors, and assigns, however the agreements and obligations of Sublandlord stated in this Sublease shall be binding upon Sublandlord and its successors and assigns only during its and their respective ownership of Sublandlord’s interest hereunder. Subtenant shall attorn to each of Sublandlord’s successors and assigns.
          (g) Consent of Prime Landlord.
               (i) This Sublease is subject to the consent of Prime Landlord to this Sublease in accordance with the terms of the Prime Lease and, except for Subtenant’s rights of access as set forth in Section 1(c)(i) hereof, shall have no effect until Prime Landlord shall have given its written consent to this Sublease in a form reasonably satisfactory to both Sublandlord and Subtenant (the “Consent”), and this Sublease is executed by and delivered to both Sublandlord and Subtenant. In connection therewith, Subtenant shall furnish all information pertaining to the Subtenant requested by Prime Landlord pursuant to the terms of the Prime Lease and reasonably cooperate with Sublandlord in its efforts to obtain the Consent to this Sublease from Prime Landlord. Sublandlord shall have no obligation to pay any fee or charge of any nature whatsoever not specifically required to be paid under the Prime Lease in connection with or as a condition to obtaining such Consent and shall suffer and incur no liability to Subtenant for its failure to obtain such Consent. Notwithstanding anything in this Section 11(g) to the contrary, if the Consent of Prime Landlord is not received within thirty (30) days after the later of (x) the execution and delivery hereof and (y) the receipt by Prime Landlord of all information requested by it in accordance with the request for its Consent hereto pursuant to Section 12.3.2 of the Prime Lease, either Sublandlord or Subtenant shall, until such time as Prime Landlord’s Consent hereto is received, have the right to terminate this Sublease upon notice to the other, in which event any amounts paid by Subtenant to Sublandlord hereunder shall be returned to Subtenant, and neither party hereto shall thereafter have any further obligations to the other in respect of this Sublease, except for any obligations which expressly or by their nature survive such termination.
               (ii) Subtenant agrees that in all instances in which the consent or approval of Sublandlord is required pursuant to the terms hereof and the consent or approval of Prime Landlord is required under the Prime Lease for the same act or thing, Subtenant must obtain Sublandlord’s prior written consent notwithstanding the obtaining of Prime Landlord’s consent, and Sublandlord (in addition to any other conditions Sublandlord may be allowed to impose) may condition its approval on the granting by Prime Landlord of its consent or approval to such act or thing. Except to the extent otherwise expressly set forth herein to the contrary, Subtenant agrees that Sublandlord shall not have any duty or responsibility with respect to obtaining the consent or approval of Prime Landlord when the same is required under the terms of the Prime Lease, other than the transmission by Sublandlord to Prime Landlord of Subtenant’s request for such consent or approval.
          (h) Authority. The parties affirm and covenant that each has the authority to enter into this Sublease, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities to execute and bind such entity to this Sublease.
          (i) Estoppel Certificates. Subtenant shall execute and deliver to Sublandlord, within ten (10) days after request, a certificate certifying to Sublandlord, Prime Landlord and such other parties as Sublandlord shall designate all matters reasonably requested by Sublandlord.
          (j) Other Provisions. Time is of the essence with respect to each of Subtenant’s obligations under this Sublease. Subtenant shall not record this Sublease or any memorandum or other notice thereof without Sublandlord’s prior written consent, which may be withheld in Sublandlord’s sole discretion. Breach of this covenant shall constitute an Event of Default entitling Sublandlord to all of its remedies under this Sublease. By reason of this Sublease, Sublandlord and Subtenant have no relationship other than sublandlord and subtenant, respectively, and specifically, but without limiting the foregoing, are not partners in any venture.
          (k) Waiver of Damages. Subtenant hereby waives any claim for monetary damages against Sublandlord which Subtenant may have based upon any assertion that Sublandlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Subtenant, and Subtenant agrees that its sole and exclusive remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment.

          (l) Directory Listings/Signage. Subtenant shall, subject to the terms and conditions of the Prime Lease, be entitled (a) to use up to Subtenant’s Percentage Share of any directory listings on the Building directory, if any, otherwise available to Sublandlord and (b) to have a sign or lettering identifying Subtenant on the door to or immediately outside the Premises.
          (m) Rules of Construction. This Section sets forth certain rules of construction, which shall apply to this Sublease and all agreements and Exhibits supplemental to this Sublease, unless the context otherwise requires. Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require. The term “person” includes natural persons as well as corporations, partnerships and other entities. The terms “include,” “such as” and the like shall be construed as if followed by the phrase “without being limited to.” The terms “herein,” “hereunder” and the like shall refer to this Sublease as a whole, not to any particular Section or other part, unless expressly so stated. The term “Subtenant” shall include any and all occupants of the Premises (excluding any Person, other than Subtenant, that Coexists with Subtenant in shared space) after the Commencement Date or any earlier possession allowed under this Sublease. The terms “consent,” “approval” and the like shall mean prior written consent and approval. References to days, months or years shall refer to calendar days (i.e. Sunday, Monday, etc.), calendar months (i.e. January, February, March, etc.), or calendar years (i.e. 2000, 2001, etc.) unless expressly so stated. The terms “business day,” “work day” and the like shall mean any day other than Saturday, Sunday or a day observed under the Prime Lease as a holiday. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prime Lease. In the event of any conflict between the terms and conditions of this Sublease and the terms and conditions of the Prime Lease, the terms and conditions which are more restrictive of Subtenant’s rights shall control and prevail.
          (n) Guaranty. As an inducement to Sublandlord to enter into this Sublease, Subtenant has caused to be delivered to Sublandlord the Guaranty executed by Guarantor. Any references in the Prime Lease (as incorporated herein) to the terms “Guaranty” or “Guarantor” shall have the meanings given to such terms herein.
          (o) Demountable Partitions. The Premises are hereby sublet to Subtenant with the number of demountable wall parties shown in the floor plans previously delivered to Subtenant. Further, subject to and in accordance with Section 19.14 of the Prime Lease, Sublandlord will cooperate with Subtenant in requesting, on behalf of Subtenant, the quantity, cost, and availability of any additional demountable wall partitions within the possession of Prime Landlord that may be utilized by Subtenant.
          (p) Telecommunications. Subject to the provisions of the Prime Lease, including without limitation, the approval of Prime Landlord as to the availability, room for and placement of any risers and equipment rooms, provided same does not interfere with Sublandlord’s use and enjoyment of the remainder of the Demised Premises (as defined in the Prime Lease), Subtenant may enter into an agreement with a third party vendor for the installation of a T-1, T-3 or similar interne access line to service the Premises.
          (q) Board Room. Sublandlord agrees to make available to Subtenant, on a non-exclusive basis and subject to availability on a first come — first served basis, the use of the seventh (7th) floor Board Room at the rates then being paid by Sublandlord for such services.
          (r) Right of First Refusal. Subject to the provisions of the Prime Lease, provided that Subtenant shall not then be in default under this Sublease beyond any applicable notice and cure period, Subtenant shall have a continuous right of first refusal during the Term to sublet from Sublandlord any additional space in the Building that Sublandlord intends to sublet to “bona-fide” third parties. Subtenant may only exercise such right by giving Sublandlord written notice thereof within ten (10) business days of the effectiveness of the written notice from Sublandlord that a “bona-fide” third party has made a written offer to sublease the additional space and Sublandlord is willing to accept such offer. If Subtenant accepts said offer, it may do so only upon its agreement to pay Base Rent and Additional Rent at the rates otherwise provided in this Sublease for the balance of the Premises and for the balance of the Term, and Subtenant shall be provided with the same $5.00 per rentable square foot work allowance, pro rated for the amount of the Term remaining on this Sublease (as compared to the length of the original Term) and shall be entitled to only those additional Class A Spaces and/or Class B Spaces as are then offered to such “bona-fide” third party. Sublandlord’s notice to Subtenant shall set forth the proposed occupancy date, subject to events of force majeure and other reasonable delays, and the parking spaces, if any; to be appurtenant to the additional space which is the subject of the proposed subletting and whether such parking spaces are Class A Spaces or Class B Spaces. If Subtenant elects to sublease the additional space, the term of the sublease of such additional space shall commence on the date provided in this paragraph, subject to first obtaining Prime Landlord’s consent, and shall be for a term co-terminis herewith. Promptly following Subtenant’s election to sublease such additional space, the parties hereto shall enter into an amendment to this Sublease adding such additional space to the Premises. This Section 11(r) shall be applicable to each offer of additional space which Sublandlord is willing to accept, but the rights under this Section 11(r) shall not extend beyond the expiration or sooner termination of this Sublease. With respect to the additional space, the Security Amount shall be increased by an amount equal to $58.09 per rentable square foot of additional space (the “Security Amount Increase”), and Subtenant shall accordingly be required to cause the Letter of Credit to be amended to increase same by Sublandlord by the Security Amount Increase or to deliver an additional Letter of Credit in the amount of such Security Amount Increase, which new Letter of Credit or amendment shall otherwise be in accordance with Section 12 hereof.
          (s) Quiet Enjoyment/Prime Landlord Recapture Right. (i) Sublandlord covenants with Subtenant that, upon paying the Base Rent and Additional Rent and observing and performing all the other terms, covenants and conditions on Subtenant’s part to be observed and performed under this Sublease, Subtenant may peaceably and quietly enjoy the Premises (subject, however, to the terms and conditions of this Sublease) free of interference by anyone claiming by, through or under Sublandlord.
               (ii) Notwithstanding anything set forth herein to the contrary, Sublandlord agrees that, in the event any portion of the Premises is the subject of a Recapture Notice (as defined in Section 21 of the Prime Lease), provided that no Event of Default by Subtenant hereunder is then continuing, Sublandlord will provide Prime Landlord with a Market Rent Election Notice (as defined in Section 21 of the Prime Lease) with respect to such portion of the Premises, and cause same to become Retained Space (as defined in Section 21 of the Prime Lease) and any increase in Fixed Rent under the Prime Lease with respect to such Retained Space shall be paid by Sublandlord and shall not be an obligation of Subtenant hereunder.
          (t) Direct Lease. Subtenant has advised Sublandlord that Subtenant desires to replace this Sublease with a direct lease from Prime Landlord. Sublandlord hereby agrees that, in so far as it is concerned, Subtenant shall be free to discuss and negotiate such a transaction with Prime Landlord, but Subtenant shall not, in this or any other manner, be Sublandlord’s agent, and any agreement to terminate this Sublease or modify the same in any respect is hereby expressly reserved to Sublandlord, acting in its sole and absolute discretion.
SECTION 12
SECURITY
          (a) Security. Subtenant shall, on or before the later of (x) three (3) Business Days after Prime Landlord executes and delivers the Consent and (y) February 23, 2001, deliver to Sublandlord an unconditional, irrevocable letter of credit in the amount of FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 U.S. Dollars ($5,750,000.00) (subject to Section 12(c), the “Security Amount”) in the form attached hereto as. EXHIBIT D (or another form satisfactory to Sublandlord) and issued by a bank having an office in Nashville, Tennessee and otherwise reasonably satisfactory to Sublandlord (the “Letter of Credit”), as security for the full and faithful performance by Subtenant of each and every term, covenant and condition of this Sublease. The Letter of Credit must expressly permit partial drawings on multiple occasions. The Letter of Credit shall provide that it is assignable by Sublandlord without charge to Sublandlord and shall either (A) expire on the date which is sixty (60) days after the scheduled expiration of this Sublease (the “LC Date”) or (B) be automatically self-renewing for periods of at least one (1) year until the LC Date; provided that said Letter of Credit states that it may be drawn upon if same is not renewed at least sixty (60) days prior to the then expiration thereof. If Subtenant holds over in the Premises without the consent of Sublandlord after the expiration or termination of this Sublease, Sublandlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Subtenant’s obligations under this Sublease or utilize such proceeds as provided herein. Sublandlord may also draw on the Letter of Credit (or use the proceeds thereof) to remedy defaults by Subtenant in the payment or performance of any of Sublandlord’s obligations under this Sublease. If Sublandlord shall have so drawn upon the Letter of

Credit (or used the proceeds thereof), Subtenant shall, within five (5) days after demand, deposit with Sublandlord a replacement Letter of Credit (or an amendment to the existing Letter of Credit) such that, at all times, Sublandlord is holding a Letter of Credit (or cash proceeds thereof) equal to the Security Amount. In the event that Subtenant defaults beyond all applicable notice and cure periods in respect of any of the terms, provisions, covenants and conditions of this Sublease, including but not limited to payment of any Base Rent or Additional Rent, Sublandlord may draw upon the Letter of Credit and use, apply or retain the whole or any part of the proceeds of the Letter of Credit for the payment of any such Base Rent or Additional Rent in default or for any other sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default, including any damages or deficiency in the reletting of the Premises, whether such damage or deficiency may accrue before or after summary, proceedings or other re-entry by Sublandlord. Notwithstanding anything in this Section 12 to the contrary (i) if Subtenant’s default can be cured by the payment of a sum certain then, provided the Letter of Credit expressly permits partial drawings on multiple occasions, Sublandlord agrees that Sublandlord will not, on any one occasion, draw under the Letter of Credit an amount in excess of the applicable sum certain, and (ii) if Subtenant’s default cannot be cured by a sum certain, then provided the Letter of Credit expressly permits partial drawings on multiple occasions, Sublandlord agrees that Sublandlord will not, on any one occasion, draw under the Letter of Credit an amount in excess of a sum reasonably determined by Sublandlord, in its sole discretion, to be necessary to cure said default, but this provision shall not limit Sublandlord’s right to draw on the Letter of Credit if the same is not to be renewed. Interest earned on the proceeds of the Letter of Credit or other security deposit held by Sublandlord hereunder at any time, if any, shall accrue for the benefit of Sublandlord, and Sublandlord shall be entitled to retain any such amount. Subtenant shall not receive a credit against Base Rent or Additional due hereunder for any interest earned on the proceeds of any Letter of Credit or other security deposit held by Sublandlord hereunder. In the event that Subtenant shall fully and faithfully comply with all the terms, provisions, covenants and conditions of this Sublease, the Letter of Credit or any unapplied proceeds thereof or other security deposit held by Sublandlord hereunder, shall be returned to Subtenant (or the person lawfully entitled thereto) within thirty-five (35) days after the earlier of (x) the time fixed as the expiration of the herein demised Term or (y) if Subtenant is not in default under this Sublease and provided Subtenant has not caused the termination of this Sublease (except pursuant to any termination rights expressly granted to Subtenant pursuant to this Sublease), the earlier termination of this Sublease. In the absence of evidence satisfactory to Sublandlord of any assignment of the right to receive the Letter of Credit, or the remaining balance of the proceeds thereof or other security deposit held by Sublandlord hereunder, Sublandlord may return the same to the original Subtenant, regardless of one or more assignments of the Sublease itself.
          (b) Notwithstanding anything in this SECTION 12 to the contrary, provided (i) Subtenant is not then in default of any of its obligations hereunder and (ii) Guarantor is not in default of any of its obligations under the Guaranty, then at any time after November 1, 2008 but not more frequently than once in any six (6) month period, upon the written request of Subtenant, Sublandlord agrees to reduce the Security Amount to an amount equal to the sum of (x) the then remaining Base Rent and (y) an amount equal to two (2) times the monthly Base Rent payable during the last full month of the Term, and, to implement such reductions, Sublandlord will permit Subtenant to deliver (A) an amendment to the existing Letter of Credit reducing the amount thereof to the revised Security Amount or (B) a replacement Letter of Credit in the amount of the revised Security Amount and, in each case, Sublandlord will take all commercially reasonable actions, at Subtenant’s sole cost and expense, to facilitate such amendment to or replacement of the Letter of Credit, provided that Sublandlord shall, at all times, be provided with and be holding a Letter of Credit (or cash proceeds thereof) that complies with the provisions of this SECTION 12. To the extent that Sublandlord is holding a Letter of Credit and/or the proceeds of any Letter of Credit, Sublandlord agrees, upon the conditions set forth in the preceding sentence, to return any proceeds which are (in combination with the aforesaid reductions/replacement of the Letter of Credit, if applicable) in excess of the revised Security Amount.
          (c) Prime Landlord has agreed not to disturb Subtenant (the “Non-Disturbance”) in the event that the Prime Lease is terminated if, among the other conditions set forth in the Consent, Prime Landlord is in possession of cash or a letter of credit in the amount of $2,000,000. In order to facilitate such Non-Disturbance, Sublandlord (at Subtenant’s request) has agreed to permit $2,000,000 of the Security Amount otherwise required to be deposited with Sublandlord under this Sublease to instead be delivered to Prime Landlord upon the agreement that under the circumstances specified in the Consent (but not otherwise) said $2,000,000 in cash or letter of credit would be assigned by Prime Landlord to Sublandlord. Accordingly, for as long as Prime Landlord is holding said $2,000,000 in cash or letter of credit for the account of Subtenant, the Security Amount referred to herein shall mean the sum of $3,750,000.
          IN WITNESS WHEREOF, this Sublease has been duly executed by the parties hereto as of the day and year first above written.

SUBLANDLORD: WILLIS NORTH AMERICA INC.
By:	/s/ Mary E. Caiazzo
Its:	Senior Vice President & General Counsel

SUBTENANT: ENVOY CORPORATION
By:	/s/ Gregory T. Stevens
Its:	Senior Vice President & General Counsel

[FOR SUBLANDLORD]

STATE OF Tennessee	)
) ss.
COUNTY OF Davidson	)
          On the 23rd day of February in the year 2001 before me, the undersigned, a Notary Public in and for said State, personally appeared Mary E. Caiazzo personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Mary E. Caiazzo

Signature and Office of individual taking acknowledgment

My Commission Expires JUL 26, 2003

[FOR SUBTENANT]

STATE OF Tennessee	)
) ss.
COUNTY OF Davidson	)
          On the 23rd day of February in the year 2001 before me, the undersigned, a Notary Public in and for said State, personally appeared Gregory T. Stevens personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Gregory T. Stevens

Signature and Office of individual taking
acknowledgment

My Commission Expires MAY 30, 2004

EXHIBIT A

Description of the Land
PARCEL I
Being a tract of land in the First Civil District of Metropolitan Nashville-Davidson County, as shown on the Final Boundary and Subdivision Plat of Century City West, of record in Book 7900 at page 63 in the Register’s Office for Davidson County, Tennessee (the “Register’s Office”), and being more particularly described as follows:
BEGINNING at an existing concrete monument in the northerly right-of-way of Century Boulevard at the northwest quadrant of the intersection of McGavock Pike and Century Boulevard as recorded in Plat Book 6200 at page 194 in the Register’s Office;
THENCE, with the right-of-way of Century Boulevard, the following calls: north 81°54¢38” west, 80.25 feet to a concrete monument found;
THENCE, along the arc of a curve to the left 395.58 feet, said curve having a radius of 366.15 feet, a central angle of 61 °54¢04”, and a chord bearing and distance of south 67°08¢20” west, 376.62 feet to an iron pin set;
THENCE, with the arc of a curve to the left 152.57 feet, said curve having a radius of 323.54 feet, a central angle of 27 °01¢04”, and a chord bearing and distance of south 22°40¢46” west, 151.16 feet to an iron pin set;
THENCE, south 09°10¢14” west, 491.80 feet to an iron pin set;
THENCE, along the arc of a curve to the left 207.77 feet, said curve having a radius of 870.00 feet, a central angle of 13 041¢00”, and a chord bearing and distance of south 02°19¢44” west, 207.28 feet to an iron pin set;
THENCE, south 04°30¢46” east, 93.10 feet to an iron pin set;
THENCE, along the arc of a curve to the right 214.19 feet, said curve having a radius of 612.39 feet, a central angle of 20 °0224” and a chord bearing and distance of south 05°3026” west, 213.10 feet to an iron pin set;
THENCE, south 15°31¢38” west, 94.95 feet to an iron pin found at the northeast corner of lot “0” of Century City as recorded in Book 6250 at page 339 in the Register’s Office;
THENCE, leaving said right-of-way and with the northerly property line of said lot “0”, north 74°2821” west, 127.74 feet to an iron pin set;
THENCE, continuing with said lot “0” property line north 84°27¢15” west, 372.98 feet to an iron pin set;

THENCE, continuing with said lot “0” property line, north 04°10¢03” east, 263.14 feet to an iron pin found in the easterly line of The Highlands Subdivision as recorded in Book 2663 at page 127 in the Register’s Office.
THENCE, with said easterly line of The Highlands, the following calls: south 84°26¢12” east, 212.78 feet to an iron pin found;
THENCE, north 04°11¢47” east, 710.04 feet to an iron pin set; THENCE, north 04°0829” east, 1,178.81 feet to an iron pin set; THENCE, north 05°05¢47” east, 272.64 feet to an iron pin found;
THENCE, north 03°37¢51” east, 87.75 feet to an iron pin found at the southwest corner of the S. H. Allen tract, as recorded in Book 412 at page 470 in the Register’s Office;
THENCE, with the southerly property line of the said S. H. Allen tract, south 68016¢03” east, 209.69 feet to an iron pin found at the southeast corner of the said S. H. Allen tract;
THENCE, with the easterly property line of the S. H. Allen tract, north 03°05¢25” east, 196.97 feet to an iron pin set in the southerly right-of-way of Old Elm Hill Pike;
THENCE, with the southerly right-of-way line of Old Elm Hill Pike, the following calls: south 66°34¢01” east, 47.18 feet to an iron pin set;
THENCE, along the arc of a curve to the left, 161.57 feet, said curve having a radius of 655.00 feet, a central angle of 14 °08¢00”, and a chord bearing and distance of south 75°41¢51” east, 161.16 feet to an iron pin found;
THENCE, south 82°45¢51” east, 55.65 feet to an iron pin found;
THENCE, along the arc of a curve to the right 139.20 feet, said curve having a radius of 677.80 feet, a central angle of 11 °46¢02”, and a chord bearing and distance of south 76°52¢50” east, 138.96 feet to an iron pin set;
THENCE, south 70°59¢49” cast, 64.54 feet to an iron pin set;
THENCE, south 67°06¢10” east 23.63 feet to an iron pin set at the beginning of a radius return in the westerly margin of McGavock Pike;
THENCE, with the westerly right of way of McGavock Pike the following calls: 52.26 feet along the arc of a curve to the right, said curve having a radius of 45.00 feet, a central angle of 66°32¢09” and a chord bearing and distance of south 10°04¢24” east, 49.37 feet to an iron pin;
THENCE, south 23°38¢01” west 60.26 feet to an iron pin;

2

THENCE, 193.07 feet along the arc of a curve to the left, said curve having a radius of 385.00 feet, a central angle of 28 °43¢56”, and a chord bearing and distance of south 09°42¢31” west, 191.05 feet to an iron pin;
THENCE, south 12°06¢55” east 15.26 feet to an iron pin;
THENCE, along the arc of a curve to the left 208.99 feet, said curve having a radius of 683.32 feet, a central angle of 17°31¢26”, and a chord bearing and distance of south 11 °45¢52” east, 208.18 feet to an iron pin set;
THENCE, south 20°31¢25” east, 98.54 feet to an iron pin set; THENCE, south 69°2825” west, 5.00 feet to an iron pin found; THENCE, south 21°36¢5I” east, 34.82 feet to an iron pin set;
THENCE, along the arc of a curve to the right 469.80 feet, said curve having a radius of 940.18 feet, a central angle of 28°37¢48”, and a chord bearing and distance of south 06°12¢39” east, 464.92 feet to a concrete monument found;
THENCE, south 08°06’15” west, 41.72 feet to an iron pin set at the northeast corner of the Century Boulevard dedication recorded in Book 6200 at page 194 in the Register’s Office;
THENCE, along the arc of the radius return connecting McGavock Pike and Century Boulevard, 78.54 feet, said curve having a radius of 50.00 feet, a central angle of 90°00¢18”, and a chord bearing and distance of south 53°0526” west, 70.71 feet to the POINT OF BEGINNING.
PARCEL II
Land in Davidson County, Tennessee, being Lots No. 28, 29, 31, 33, 34, 35, 36, 37, 39 and 40 as shown on the Plan of Highlands Subdivision, of record in Book 2663 at page 127 in the Register’s Office, together with that unnamed street between Lots Nos. 28 and 29 as closed, vacated and abandoned by Council Bill No. 083-26, Metropolitan Government of Nashville and Davidson County, Tennessee.
LESS THE LAND DESCRIBED ON THE IMMEDIATELY FOLLOWING PAGE LABELED “EXCLUDED LAND.”

3

“EXCLUDED LAND”
BEING a tract eland located in Metropolitan Nashville, Davidson County. Tennessee and being all of Lot “I”. Resubdivision of Lot “O”. Century City, a resubdivision of record in Flat Book 11190, page 16. Register’s Office of Davidson County, Tennessee, and being more particularly described as follows:
BEGINNING at the southwest corner of Lot 25 of The Highlands, a subdivision at record to Flat Book 2663, page 127, Register’s Office or Davidson County, Tennessee, and being South 50 deg. 32¢07” East, 112.29 feet from the northwest corner of said Lot 25, said northwest corner being on the easterly right-of-way line of Ermac Drive, thence:
With the southerly line of said Lot 25, South 84 deg. 27¢19” East. 153.67 feet to an iron pin set on the westerly line of Lot 2 of the Resubdivision of Century City West a subdivision of record on Flat Book 9700, page 573. Register’s Office of Davidson County, Tennessee: thence.
Leaving the southerly line of said Lot 25 and with the common line of said Lot “O” and said Lot 2. South 04 deg. 05¢32° West, 263.15 feet to an existing iron pin at the southwest corner of said Lot 2: thence.
Leaving said common line and with a severance line crossing said Lot “O”. North 84 deg. 27¢15” West, 153,47 feet to an iron pin set on the easterly line of said Highlands Subdivision; thence.
With said easterly line, North 04 deg. 02¢56” East, 263.15 feet to the point of beginning.
BEING the same property conveyed to Embassy of Tennessee, Inc. (through mergers such interest now held by FelCor Lodging Limited Partnership), by Deed of Record in Book 8464, page 788, Register’s Office for Davidson county, Tennessee.

4

EXHIBIT B-1

EXHIBIT B-2

EXHIBIT B-3

EXHIBIT B-4

EXHIBIT C

PRIME LEASE